Exhibit 99.1

NEWS RELEASE
For Immediate Release:
August 8, 2024
Sterling Announces Appointment of Dan Govin as Chief Operating Officer
THE WOODLANDS, TX – August 8, 2024 – Sterling Infrastructure, Inc. (NasdaqGS: STRL) ("Sterling" or "the Company") today announced the appointment of Dan Govin as Chief Operating Officer (“COO”). In this role, Dan will be responsible for leading the execution of Sterling’s strategic and operational activities.
Dan brings 30 years of experience in operations and leadership to Sterling. Since 1994, Dan has held multiple commercial and operations management roles within the energy infrastructure industry. Starting in 2007, Dan joined Quanta Services, where he most recently held the position of Regional President, and previously served as President of Par Electrical Contractors and Senior Vice President of Operations. He holds a Master of Business Administration from the Roy E. Crummer School of Business at Rollins College and a Bachelor of Science from the University of Wisconsin Green Bay.
Joe Cutillo, Sterling’s CEO, commented, “I am pleased to announce the appointment of Dan Govin to COO of Sterling. Over the past several years we have built a solid platform for growth and are now adding the right people to help us capitalize on the opportunities ahead. Dan’s strategic vision, successful track record of business growth, and history of operational excellence will be instrumental in helping to shape Sterling’s future. We are very excited to have him on board and are confident he will help us deliver even greater value to our shareholders.”
About Sterling
Sterling operates through a variety of subsidiaries within three segments specializing in E-Infrastructure, Transportation and Building Solutions in the United States, primarily across the Southern, Northeastern, Mid-Atlantic and Rocky Mountain regions and the Pacific Islands. E-Infrastructure Solutions provides advanced, large-scale site development services for manufacturing, data centers, e-commerce distribution centers, warehousing, power generation and more. Transportation Solutions includes infrastructure and rehabilitation projects for highways, roads, bridges, airports, ports, rail and storm drainage systems. Building Solutions includes residential and commercial concrete foundations for single-family and multi-family homes, parking structures, elevated slabs, other concrete work and plumbing services for new single-family residential builds. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life. Caring for our people and our communities, our customers and our investors – that is The Sterling Way.
Joe Cutillo, CEO, “We build and service the infrastructure that enables our economy to run, our people to move and our country to grow.”

Important Information for Investors and Stockholders
Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that are considered forward-looking statements within the meaning of the federal securities laws. Any such statements are subject to risks and uncertainties, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. The forward-looking statements speak only as of the date made, and we undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.
Sterling Infrastructure Contacts:
Noelle Dilts, VP of Investor Relations and Corporate Strategy
281-214-0795
noelle.dilts@strlco.com